Exhibit (d)(6)(i)

                                 AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT


      AMENDMENT NO. 1 to Investment Advisory Agreement ("Amendment No. 1"), dated as of April 1, 2001, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable") and Morgan Stanley Dean Witter Investment Management, Inc., (formerly, Morgan Stanley Asset Management, Inc.), a Delaware Corporation ("Adviser").

      Equitable and Adviser agree to modify and amend the Investment Advisory Agreement dated as of April 1997 between EQ Financial Consultants, Inc. (the predecessor to Equitable) and Adviser as follows:

      1. PORTFOLIO. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the Morgan Stanley Emerging Markets Equity Portfolio on the terms and conditions set forth in the Agreement.

      2. APPENDIX A. Appendix A to the Agreement, setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to such Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

      Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.




MORGAN STANLEY ASSET MANAGEMENT, INC.    THE EQUITABLE LIFE ASSURANCE SOCIETY
                                         OF THE UNITED STATES




By:   /s/ Jeffrey Margolis               By:   /s/ Brian S. O'Neil
    ---------------------------------        ---------------------------------
   Name:  Jeffrey Margolis                   Name:  Brian S. O'Neil
   Title: Managing Director                  Title: Executive Vice President

                                   APPENDIX A
                               TO AMENDMENT NO. 1
                        TO INVESTMENT ADVISORY AGREEMENT
                  WITH MORGAN STANLEY ASSET MANAGEMENT, INC.



Portfolio                                 Advisory Fee
---------                                 ------------

Morgan Stanley Emerging Markets       1.00% of the Portfolio's average daily
Equity Portfolio                      net assets up to and including $100
                                      million; .80% of the Portfolio's average daily net assets in excess of $100 million and up to and including $400 million; .60% of the Portfolio's average daily net assets in excess of $400 million and up to and including $500 million; and .40% of the Portfolio's average daily net assets in excess of $500 million